Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

ADVANCED EMISSIONS SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(a)	1,650,000 (1)(3)	$4.70	$7,755,000	$92.70 per $1,000,000	$718.89
Total Offering Amounts					$7,755,000		$718.89
Total Fees Offset							—
Net Fees Due							$718.89

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Advanced Emissions Solutions, Inc. 2022 Omnibus Incentive Plan (the “Plan”).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Global Market, on June 24, 2022.
(3) Represents (i) 1,250,000 shares of Common Stock authorized to be issued under the Plan and (ii) 400,000 shares of Common Stock that are available for issuance under the Plan as a result of remaining available for grant under the Company’s 2017 Omnibus Incentive Plan on May 16, 2022 or that are or may become available for issuance under the Plan as a result of outstanding awards under the Plan or the Company’s 2017 Omnibus Incentive Plan that, in whole or in part, are terminated, expire or are otherwise cancelled.